Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated July 2, 2025, relating to the financial statements of Twenty One Assets, LLC (the “Company”) as of April 30, 2025 and for the period from April 17, 2025 (inception) to April 30, 2025, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Company’s financial statements for the period from April 17, 2025 (inception) to April 30, 2025.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

February 9, 2026